UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 18, 2009

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

As previously disclosed, on February 24, 2009, Noble International, Ltd. (the “Company”) entered into a forbearance agreement (the “Forbearance Agreement”) with Comerica Bank (“Comerica”), as agent for itself and the other lenders (collectively, the “Lenders”) under the Company’s U.S. and Canadian credit facility (the “Credit Facility”). Under the Forbearance Agreement, the Lenders agreed to refrain from exercising remedies under the Credit Facility until March 23, 2009, subject to earlier termination. Concurrently with the signing of the Forbearance Agreement, the Company entered into a memorandum of understanding (the “MOU”) with General Motors Corporation, Ford Motor Company, Chrysler, LLC (collectively, the “Customers”) and the Lenders. In the MOU, the Customers agreed to provide certain short-term financing through the purchase of subordinated participations in the Credit Facility, among other things.

On March 6, 2009, following a default under the Revolving and Term Credit Agreement dated as of July 31, 2006 (the “Mexican Credit Agreement”), which is guaranteed by the Company, the parties to that agreement entered into a forbearance agreement (the “Mexican Forbearance Agreement”). The Mexican Forbearance Agreement, like the Forbearance Agreement, expires on March 23, 2009, subject to earlier termination.

On March 17, 2009, the Customers provided $2 million to the Company pursuant to the terms of the MOU in exchange for the purchase of subordinated participations in the Credit Facility.

On March 18, 2009, the Company entered into first amendments to the Forbearance Agreement (the “Forbearance Agreement Amendment”) and the Mexican Forbearance Agreement with the parties to those agreements. Pursuant to the terms of the Forbearance Agreement Amendment, Comerica has agreed to provide approximately $2 million to the Company on March 19, 2009 under the terms of the Credit Facility. Under the amendments the Lenders also agreed to maintain the Forbearance Agreement and the Mexican Forbearance Agreement through March 23, 2009. Early termination of the forbearance agreements may occur if there are new defaults under the Credit Facility or Mexican Loan Agreement or defaults under the forbearance agreements and the amendments thereto, if there is further deterioration in the financial condition of the Company or further deterioration in the Lenders’ collateral position, or if the Lenders believe that the prospect of payment or performance is impaired.

The Company believes that the funding from the Customers and Comerica will provide the Company with credit sufficient to meet its ongoing and routine obligations to March 23, 2009, but this is not assured. The Company remains in discussions with Comerica and the Customers to identify funding solutions for its liquidity needs beyond March 23, 2009. The Company is also continuing to analyze and consider strategic alternatives.

Certain statements in this report are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements addressing operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results. These forward-looking statements are made on the basis of management’s assumptions and estimations when made and speak only as of the date thereof. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “would,” or “will” or variations of such words and similar expressions may identify such forward-looking statements. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all, of the risks include our ability to negotiate additional waivers or other accommodations from our lenders, if necessary; our ability to secure the continuation of favorable payment terms from our customers, if needed; our ability to maintain our forbearance status with our lenders; our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Noble does not intend or undertake any obligation to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation

By:	/s/ Andrew J. Tavi
Andrew J. Tavi
Vice President, General Counsel and Secretary

March 18, 2009